Exhibit 10.1
FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “First Amendment”), is made as of March 13, 2024 (the “Amendment Effective Date”), by and between GoodRx, Inc., a Delaware corporation (the “Corporation”) and Scott Wagner (“Executive”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Agreement (as defined below).

RECITALS

A. The Corporation and Executive have entered into that certain Employment Agreement dated April 25, 2023 (the “Employment Agreement”).

B. The parties hereto wish to amend certain terms of the Employment Agreement.

AMENDMENT

The parties hereto hereby amend the Employment Agreement as follows, effective as of the Amendment Effective Date.

1.Section 1.1. Section 1.1 of the Employment Agreement is hereby amended and restated as follows:

“Employment. Effective as of the Effective Date, the Corporation shall employ the Executive on an at-will basis, subject to the terms and conditions expressly set forth in this Agreement, including, but not limited to, Section 5 of this Agreement. The Executive does hereby accept and agree to such continued employment on the terms and conditions expressly set forth in this Agreement. The Executive acknowledges and agrees that neither (i) the appointment of a Chief Executive Officer of the Corporation or (ii) the Executive’s change in position or the termination of the Executive’s employment in connection with the appointment of a Chief Executive Officer, in any case, will constitute an event giving rise to Good Reason, or will constitute a termination of employment by the Company without Cause, for purposes of this Agreement or any other agreement between the Executive and the Corporation and/or its affiliates.”

2.Section 1.5. Section 1.5 of the Employment Agreement is hereby amended and restated as follows:

“Location. The Executive’s principal place of employment initially shall be the offices of the Corporation located in San Francisco, California. The Executive acknowledges that business travel may be required from time to time in the course of performing the Executive’s duties for the Corporation. Such air travel shall be provided to the Executive in business class.”

3.Section 2. Section 2 of the Employment Agreement is hereby amended and restated as follows:

“Term. The parties acknowledge that the Executive has been an employee of the Corporation prior to the date of this Agreement and that the Executive’s employment under this Agreement (as amended) shall commence on March 13, 2024 (the “Amendment Effective Date”). The period from the Amendment Effective Date until the termination of the Executive’s employment under this Agreement is hereinafter referred to as the “Term.””

4.Section 3.2. Section 3.2 of the Employment Agreement is hereby amended and restated as follows:

“Incentive Bonus. The Executive will be eligible each year during the Term to receive an incentive bonus (the “Incentive Bonus”) targeted at 100% of the Executive’s annual Base Salary, payable if the Executive and/or the Corporation meet applicable performance goals, as determined by the Board at its discretion. Other than as expressly provided in Section 5.3(b), the Incentive Bonus earned for each calendar year (if any) shall be paid as soon as practicable following the Board’s approval of the amount of the Incentive Bonus, but in any case no later than March 15 of the calendar year following the year in which the bonus is earned, subject to the Executive’s continued employment by the Corporation or its affiliates through the payment date.”

5.Section 3.3. Section 3.3 of the Employment Agreement is hereby amended and restated as follows:

“Equity Award. GoodRx Holdings, Inc. (“Holdings”) shall grant to the Executive an equity award having an aggregate value of $8,000,000, 50% of which shall be granted in the form of a stock option (the “Option”), and the remaining 50% of which shall be granted in the form of a restricted stock unit award (the “RSU Award”), in each case pursuant to Holdings’ 2020 Incentive Award Plan during the first “open window” under Holdings’ Insider Trading Compliance Policy that occurs during or following the Amendment Effective Date. The Option shall be a nonqualified stock option, shall have an exercise price per share equal to the closing price of Holdings’ Class A common stock on the applicable grant date, and shall have a maximum term of ten years from the applicable grant date. The number of shares of the Holdings’ Class A common stock subject to the Option shall be determined by dividing $4,000,000 by the per share Black-Scholes valuation as of the applicable grant date, utilizing materially the same assumptions that Holdings uses in the preparation of its financial statements. The number of shares of Holdings’ Class A common stock subject to the RSU Award shall be determined by dividing $4,000,000 by the closing price over the last 20 trading days preceding the applicable grant date. Subject to Executive’s continued employment with the Corporation through the applicable vesting date, each of the Option and RSU Award shall vest (and, with respect to the Option, become exercisable) in eight (8) substantially equal installments beginning on May 8, 2024 (“First Vest Date”) and thereafter on each monthly anniversary of the First Vest Date.”

6.Section 5.1. Section 5.1 of the Employment Agreement is hereby amended and restated as follows:

“Generally. The Executive’s employment by the Corporation, and the Term, may be terminated at any time (i) by the Corporation with or without Cause (as defined in Section 5.5), (ii) by the Corporation in the event that the Executive has incurred a Disability (as defined in Section 5.5), (iii) by the Executive for any reason, or (iv) due to the Executive’s death.”

7.Section 5.3(b). Section 5.3(b) of the Employment Agreement is hereby amended and restated as follows:

“(b) If, during the Term, the Executive’s employment is terminated by the Corporation (or its successor or assignee) without Cause, or due to the Executive’s death or Disability, or by the Executive with Good Reason (in any case, an “Involuntary Termination”), the Corporation shall pay the Executive (or the Executive’s estate in the case of death) an amount equal to 12 months of the Executive’s Base Salary at the rate in effect on the Separation Date (the “Salary Severance”), plus an Incentive Bonus in an amount determined in the Board’s sole discretion in accordance with Section 3.2 and pro rated based on the number of days that elapsed from (and including) January 1 of the calendar year in which the Separation Date occurs through the Separation Date divided by 365 (the “Bonus Severance”) plus reimbursement of COBRA medical continuation premiums (if the Executive is eligible for, timely elects and pays for such COBRA medical continuation) for 12 months following the Separation Date (collectively, the “Severance Benefit”); provided that the Corporation shall have no obligation to reimburse the Executive for such COBRA premiums if the Corporation determines that reimbursement of such COBRA premiums would reasonably be expected to result in the imposition of excise taxes on the Corporation or any of its affiliates for any failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended; and provided, further, that if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), an amount equal to each remaining Corporation payment shall thereafter be paid to the Executive in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof). The Corporation shall pay (or provide, as applicable) the Salary Severance to the Executive (or the Executive’s estate in the case of death) in substantially equal installments during the 12-month period commencing on the Separation Date in accordance with the Corporation’s payroll cycle; provided, however, that amounts that otherwise would be scheduled to be paid during the Release Period (as defined in Section 5.4(a)) shall accrue and shall be paid on the first payroll date following the expiration of the Release Period. The Corporation shall pay (or provide, as applicable) the Bonus Severance to the Executive (or the Executive’s estate in the case of death) within 70 days following the Separation Date.”

8.Section 5.5(a). Section 5.5(a) of the Employment Agreement is hereby amended by adding the following language at the end of such section:

For the avoidance of doubt, the Executive acknowledges and agrees that neither (i) the appointment of a Chief Executive Officer of the Corporation or (ii) the Executive’s change in position or the termination of the Executive’s employment in connection with the appointment of a Chief Executive Officer, in any case, will constitute a termination of employment by the Company without Cause for purposes of this Agreement or any other agreement between the Executive and the Corporation and/or its affiliates.

9.Section 5.5(c). Section 5.5(c) of the Employment Agreement is hereby amended by adding the following language at the end of such section:

For the avoidance of doubt, the Executive acknowledges and agrees that neither (i) the appointment of a Chief Executive Officer of the Corporation or (ii) the Executive’s change in position or the termination of the Executive’s employment in connection with the appointment of a Chief Executive Officer, in any case, will constitute an event giving rise to Good Reason for purposes of this Agreement or any other agreement between the Executive and the Corporation and/or its affiliates.

10.Section 13. Section 13 of the Employment Agreement is hereby amended and restated as follows:

“Survival of Certain Provisions. Sections 5, 6, 8, 9, 12, 14, 15, 16, 17, 18 20 and 23 shall survive any termination of this Agreement.”

11.This First Amendment shall be and, as of the Amendment Effective Date, is hereby incorporated in, and forms a part of, the Employment Agreement.

12.Except as expressly provided herein, all terms and conditions of the Employment Agreement shall remain in full force and effect.
(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date first written above.

GOODRX, INC.

By: /s/ Gracye Cheng
Name: Gracye Cheng
Title: Secretary

EXECUTIVE

/s/ Scott Wagner
Scott Wagner